Exhibit 15

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated July 29, 2010 on our review of interim financial information of Raytheon Company and its subsidiaries (the Company) for the three and six month periods ended June 27, 2010 and June 28, 2009 and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2010 is incorporated by reference in its Registration Statements on Form S-3 (File Nos. 333-154677; 333-71974; 333-58474; and 333-82529) and Form S-8 (File Nos. 333-124690; 333-56117; 333-52536; 333-64168; and 333-45629).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
July 29, 2010